press release	Exhibit 99.1 corescientific.com
Core Scientific Announces Fiscal Fourth Quarter and Full Fiscal Year 2023 Results
Fiscal Year 2023 Highlights
•A total of 19,274 bitcoin earned in our data centers; 13,762 bitcoin by self-mining for our account, more than any other publicly listed miner in North America, and an estimated 5,512 for our hosting clients’ accounts
•Operated total hash rate of 23.2 EH/s, consisting of 16.9 EH/s self-mining and 6.3 EH/s hosting
•Owned and managed 724 megawatts of infrastructure, the largest owned infrastructure footprint among publicly listed miners in North America
•Improved average self-mining fleet energy efficiency to 27.94 joules per terahash
•Developed organic growth plan for more than 20 EH/s of new self-mining hash rate

AUSTIN, Texas, March 12, 2024 - Core Scientific, Inc. (NASDAQ: CORZ), a leader in bitcoin mining and digital infrastructure for emerging high-value compute, reported its financial results for the fiscal fourth quarter and year ended December 31, 2023.

Fiscal Fourth Quarter 2023 Compared to Fiscal Fourth Year 2022
•Total revenue of $141.9 million, an increase of $20.7 million
•Net loss of $195.7 million, an improvement of $239.2 million
•Adjusted EBITDA of $57.5 million, an increase of $51.2 million

Fiscal Year 2023 Financial Highlights Compared to Fiscal Year 2022
•Total revenue of $502.4 million, a decrease of $137.9 million
•Net loss of $246.5 million, an improvement of $1.90 billion
•Adjusted EBITDA of $170.0 million, an increase of $180.7 million

“In 2023, Core Scientific earned more self-mined bitcoin than any other listed miner in North America, positioning us for continued strong performance in 2024 based on current bitcoin prices and operating performance,” said Adam Sullivan, Core Scientific Chief Executive Officer. “We own and operate the largest bitcoin mining infrastructure in the industry in terms of operating megawatts, and we have demonstrated superior hash rate utilization. We have now emerged from our restructuring a stronger, more focused and more productive company with a plan for self-mining growth of more than 20 exahash.”
“We believe our growth plan and diversified platform give us the ability to refresh our fleet with more efficient miners, scale our business with favorable economics and position ourselves well for the upcoming halving and beyond,” Mr. Sullivan continued. “Coming off our strong operating performance in the fourth quarter, we have seen bitcoin prices rise and our self-mining operation continue to perform well as we are able to take advantage of excellent industry fundamentals.”

The Company has completed all 2024 payments for new bitcoin miners ordered for the current year and is accelerating the delivery and deployment of new Bitmain S21 miners. In addition, Core Scientific has improved financial results by rationalizing its hosting client base, instituting proceeds sharing contracts, reducing operating expenses and optimizing the location of miners in its data centers to increase profitability.

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Core Scientific, Inc. Fiscal Year 2023 Earnings Release - 2
“Our strong momentum continued into 2024 as we recently announced the expansion of our hosting business with a strategic, long-term contract with CoreWeave, Inc., a leading specialized GPU cloud provider. While our continued focus remains squarely on bitcoin mining, this new contract broadens our revenue model to customers engaged in rapidly growing, high-performance computing supporting the rapid expansion of AI computing demands. More importantly, this contract enhances shareholder value,” added Mr. Sullivan. “We could not be more excited at this point in Core Scientific’s history, as we have secured a renewed opportunity to demonstrate the value of our platform and the strategic nature of our footprint to the future of high value compute.”
Fiscal Fourth Quarter 2023 Financial Results (Compared to Fiscal Fourth Quarter 2022)
Total revenue of $141.9 million in the fiscal fourth quarter of 2023 increased by $20.7 million, or 17%, from $121.3 million for the same period in the prior year. The increase in total revenue was driven primarily by a $37.7 million increase in digital asset mining revenue due to new miners deployed in 2023 and the increase in the price of bitcoin, partially offset by a $12.9 million decrease in hosting revenue due primarily to the termination of contracts for several customers in the portfolio with less profitable hosting rates, and a $4.2 million decrease in equipment sales driven by the Company’s exit from the equipment sales business.

Cost of revenue of $102.6 million in the fiscal fourth quarter of 2023 decreased by $65.9 million, or 39%, from $168.5 million for the same period in the prior year. As a percentage of total revenue, cost of revenue totaled 72% and 139% for the years ended December 31, 2023 and 2022, respectively. The decrease in cost of revenue was primarily attributable to $37.6 million of decreased depreciation expense driven by a fiscal 2022 non-cash impairment adjustment to the depreciable base for the deployed self-mining units, $23.7 million of lower power costs, and $3.1 million of lower equipment sales costs due to our exit from the equipment sales business in 2022.

Total operating expenses of $30.0 million in fiscal fourth quarter 2023 decreased $12.6 million from total operating expenses of $42.6 million for the fiscal fourth quarter 2022. This decrease was due primarily to a $10.0 million decrease in advisor fees, a $4.3 million reduction in professional fees primarily related to investments made to support public company compliance and $3.1 million of lower bad debt expense, partially offset by a $1.6 million increase in corporate taxes due primarily to increased property taxes.

Net loss of $195.7 million in the fiscal fourth quarter 2023 improved $239.2 million from a net loss of $434.8 million for the same period in the prior year. This decrease was driven primarily by a $531.4 million non-cash impairment charge to property, plant and equipment recognized in the fiscal fourth quarter 2022, partially offset by an increase in Reorganization items, net of $310.3 million.

Adjusted EBITDA improved to $57.5 million in the fiscal fourth quarter 2023 compared to $6.3 million in the fiscal fourth quarter of 2022, an improvement of $51.2 million. This increase was driven by a $23.7 million decrease in power costs, a $20.7 million increase in total revenue, and the elimination of $3.1 million of cost of revenue associated with equipment sales.
Fiscal Year 2023 Financial Results (Compared to Fiscal Year 2022)
Total revenue of $502.4 million in fiscal year 2023 decreased by $137.9 million, or 22%, from $640.3 million for the same period in the prior year. The decrease in total revenue was driven primarily by a $82.8 million decrease due to the Company’s exit from the equipment sales business in fiscal year 2022, a decrease of $47.6

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Core Scientific, Inc. Fiscal Year 2023 Earnings Release - 3
million in hosting revenue due primarily to the termination of contracts for several customers in the portfolio with less profitable hosting rates, and $7.5 million decrease in digital asset mining revenue driven primarily by increased mining difficulty associated with the growth in the global Bitcoin network hash rate in fiscal year 2023 relative to fiscal year 2022, partially offset by the increase in the number of mining units deployed in our self-mining fleet.
Cost of revenue of $378.9 million in fiscal year 2023 decreased by $253.0 million, or 40%, from $631.9 million for the same period in the prior year. As a percentage of total revenue, cost of revenue totaled 75% and 99% for the years ended December 31, 2023 and 2022, respectively. The decrease in cost of revenue was primarily attributable to $128.1 million of decreased depreciation expense driven by a fiscal 2022 non-cash impairment adjustment to the depreciable base for the deployed self-mining units, $67.1 million of lower equipment sales costs due to our exit from the equipment sales business in 2022, $41.8 million of lower power costs, and lower stock-based compensation of $20.7 million as the prior year included accelerated vesting of awards, as well as a decrease in equity awards granted during fiscal year 2023.

Total operating expenses of $108.1 million in fiscal year 2023 decreased $144.9 million from total operating expenses of $253.0 million for the same period in fiscal 2022. This decrease was primarily driven by lower stock-based compensation of $103.1 million, as the prior year included accelerated vesting of awards and a decrease in equity awards granted during the current fiscal year, $14.1 million of lower professional fees primarily related to investments made to support public company compliance, $10.0 million of lower advisor fees in the prior year and a $9.0 million decrease in bad debt expense.

Net loss of $246.5 million in fiscal year 2023 decreased by $1.90 billion, or 89%, from a net loss of $2.15 billion for the same period in the prior year. The decrease in net loss was primarily due to non-cash impairments totaling $1.88 billion which included a $1.06 billion impairment of goodwill and other intangibles, a $590.7 million impairment of property, plant and equipment in fiscal year 2022, as well as a $226.9 million decrease in impairment of digital assets year over year, an improvement in gross margin of $115.1 million, lower operating expenses of $144.9 million, partially offset by bankruptcy-related reorganization expenses of $191.1 million in 2023.

Adjusted EBITDA of $170.0 million in fiscal year 2023 increased by $180.7 million from $(10.7) million for the same period in the prior year. The increase was driven by lower non-cash impairments on digital assets of $226.9 million, the elimination of $67.1 million of cost of revenue associated with equipment sales, a $41.8 million decrease in power costs, a $30.0 million reduction in operating expenses, partially offset by a $137.9 million decrease in total revenue and a decrease in gain from sales of digital assets of $40.4 million.
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Core Scientific, Inc. Fiscal Year 2023 Earnings Release - 4
CONFERENCE CALL AND LIVE WEBCAST
In conjunction with this release, Core Scientific, Inc. will host a conference call today, Tuesday, March 12, 2024, at 4:30 pm Eastern Time that will be webcast live. Adam Sullivan, Chief Executive Officer, Denise Sterling, Chief Financial Officer and Steven A. Gitlin, Senior Vice President Investor Relations, will host the call.
Investors may dial into the call by using the following telephone numbers,: +1 833 470 1428 (U.S. toll free) and +1 404 975 4839 (U.S. local) and providing the Access Code 619354 five to ten minutes prior to the start time to allow for registration.
Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the Core Scientific, Inc. website, http://investors.corescientific.com. Please allow 10 minutes prior to the call to download and install any necessary audio software. A replay of the audio webcast will be available for one year.
A supplementary investor presentation for the full fiscal year 2023 may be accessed at https://investors.corescientific.com/investors/events-and-presentations/default.aspx.

AUDIO REPLAY
An audio replay of the event will be archived on the Investor Relations section of the Company's website at http://investors.corescientific.com and via telephone by dialing +1 866 813 9403 (U.S. toll free), 1 (929) 458-6194 (U.S. local) or 44 (204) 525-0658 (international) and entering Access Code 426935.

ABOUT CORE SCIENTIFIC
Core Scientific is one of the largest bitcoin miners and hosting solutions providers for bitcoin mining in North America. Transforming energy into high value compute with superior efficiency at scale, we employ our own large fleet of computers (“miners”) to earn bitcoin for our own account and provide hosting services for large bitcoin mining customers at our seven operational data centers in Georgia (2), Kentucky (1), North Carolina (1), North Dakota (1) and Texas (2). We derive the majority of our revenue from earning bitcoin for our own account (“self-mining”). To learn more, visit www.corescientific.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics, projections of market opportunity and expectations, the Company’s ability to scale and grow its business, source clean and renewable energy, the advantages and expected growth of the Company and the Company’s ability to source and retain talent. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “estimate,” “plan,” “project,” “forecast,” “goal,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All forward looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: our ability to earn digital assets profitably and to attract customers for our hosting capabilities; our ability to maintain our competitive position as digital asset networks experience increases in total network hash rate; our ability to raise additional capital to continue our expansion efforts or other operations; our need for significant electric power and the limited availability of power resources; the potential
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Core Scientific, Inc. Fiscal Year 2023 Earnings Release - 5
failure in our critical systems, facilities or services we provide; the physical risks and regulatory changes relating to climate change; potential significant changes to the method of validating blockchain transactions; our vulnerability to physical security breaches, which could disrupt our operations; a potential slowdown in market and economic conditions, particularly those impacting the blockchain industry and the blockchain hosting market; the identification of material weaknesses in our internal control over financial reporting; price volatility of digital assets and bitcoin in particular; the “halving” of rewards available on the Bitcoin network, or the reduction of rewards on other networks, affecting our ability to generate revenue as our customers may not have an adequate incentive to continue mining and customers may cease mining operations altogether; the potential that insufficient awards from digital asset mining could disincentivize transaction processors from expending processing power on a particular network, which could negatively impact the utility of the network and further reduce the value of its digital assets; the requirements of our existing debt agreements for us to sell our digital assets earned from mining as they are received, preventing us from recognizing any gain from appreciation in the value of the digital assets we hold; potential changes in the interpretive positions of the SEC or its staff with respect to digital asset mining firms; the increasing likelihood that U.S. federal and state legislatures and regulatory agencies will enact laws and regulations to regulate digital assets and digital asset intermediaries; increasing scrutiny and changing expectations with respect to our ESG policies; the effectiveness of our compliance and risk management methods; the adequacy of our sources of recovery if the digital assets held by us are lost, stolen or destroyed due to third-party digital asset services; the effects of our emergence from bankruptcy on our financial results, business and business relationships; and our substantial level of indebtedness and our current liquidity constraints affecting our financial condition and ability to service our indebtedness. Any such forward-looking statements represent management’s estimates and beliefs as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law.
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Core Scientific, Inc. Fiscal Year 2023 Earnings Release - 6
Core Scientific, Inc. (Debtor-in-Possession)
Consolidated Balance Sheets
(in thousands, except par value)
(Unaudited)

	December 31, 2023	December 31, 2022
Assets
Current Assets:
Cash and cash equivalents	$50,409	$15,884
Restricted cash	19,300	36,356
Accounts receivable, net of allowance of $— and $8,724, respectively	1,001	234
Accounts receivable from related parties	—	23
Digital assets	2,284	724
Prepaid expenses and other current assets	24,022	31,881
Total Current Assets	97,016	85,102
Property, plant and equipment, net	585,431	691,134
Operating lease right-of-use assets	7,844	20,430
Intangible assets, net	2,247	1,704
Other noncurrent assets	19,618	9,316
Total Assets	$712,156	$807,686
Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$154,751	$53,641
Accrued expenses and other current liabilities	179,636	17,952
Operating lease liabilities, current portion	77	769
Deferred revenue	9,830	77,689
Deferred revenue from related parties	—	496
Finance lease liabilities, current portion	19,771	—
Notes payable, current portion	124,358	36,242
Total Current Liabilities	488,423	186,789
Finance lease liabilities, net of current portion	35,745	—
Operating lease liabilities, net of current portion	1,512	720
Notes payable, net of current portion	684,082	—
Other noncurrent liabilities	—	2,210
Total liabilities not subject to compromise	1,209,762	189,719
Liabilities subject to compromise	99,335	1,027,313
Total Liabilities	1,309,097	1,217,032
Commitments and contingencies
Stockholders’ Deficit:
Common stock; $0.00001 par value; 10,000,000 and 10,000,000 shares authorized at December 31, 2023 and 2022, respectively; 386,883 and 375,225 shares issued and outstanding at December 31, 2023 and 2022, respectively	36	36
Additional paid-in capital	1,823,260	1,764,368
Accumulated deficit	(2,420,237)	(2,173,750)
Total Stockholders’ Deficit	(596,941)	(409,346)
Total Liabilities and Stockholders’ Deficit	$712,156	$807,686
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Core Scientific, Inc. Fiscal Year 2023 Earnings Release - 7
Core Scientific, Inc. (Debtor-in-Possession)
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue:
Hosting revenue from customers	$29,760	$35,827	$102,005	$130,234
Hosting revenue from related parties	—	6,795	10,062	29,454
Equipment sales to customers	—	—	—	11,391
Equipment sales to related parties	—	4,169	—	71,438
Digital asset mining revenue	112,169	74,459	390,333	397,796
Total revenue	141,929	121,250	502,400	640,313
Cost of revenue:
Cost of hosting services	23,058	49,867	87,245	169,717
Cost of equipment sales	—	3,121	—	67,114
Cost of digital asset mining	79,571	115,506	291,696	395,082
Total cost of revenue	102,629	168,494	378,941	631,913
Gross profit (loss)	39,300	(47,244)	123,459	8,400
Gain from sales of digital assets	1,535	19,291	3,893	44,298
Impairment of digital assets	(1,542)	(19,131)	(4,406)	(231,315)
Change in fair value of derivative instruments	(3,918)	—	(3,918)	—
Impairment of goodwill and other intangibles	—	—	—	(1,059,265)
Impairment of property, plant and equipment	—	(531,414)	—	(590,673)
Losses on exchange or disposal of property, plant and equipment	(1,442)	(14,968)	(1,956)	(28,025)
Operating expenses:
Research and development	1,876	2,657	7,184	26,962
Sales and marketing	3,886	1,056	7,019	12,731
General and administrative	24,237	38,900	93,908	213,280
Total operating expenses	29,999	42,613	108,111	252,973
Operating income (loss)	3,934	(636,079)	8,961	(2,109,553)
Non-operating expenses, net:
(Gain) loss on debt extinguishment	1,070	287	(20,065)	287
Interest expense, net	83,921	22,092	86,238	96,826
Fair value adjustment on convertible notes	—	—	—	186,853
Fair value adjustment on derivative warrant liabilities	—	(4,952)	—	(37,937)
Reorganization items, net	112,852	(197,405)	191,122	(197,405)
Other non-operating (income) expenses, net	1,448	235	(2,530)	5,232
Total non-operating expense (income), net	199,291	(179,743)	254,765	53,856
Loss before income taxes	(195,357)	(456,336)	(245,804)	(2,163,409)
Income tax expense (benefit)	336	(21,489)	683	(17,091)
Net loss	(195,693)	(434,847)	(246,487)	(2,146,318)
Net loss per share:
Basic	$(0.51)	$(1.17)	$(0.65)	$(6.30)
Diluted	$(0.51)	$(1.17)	$(0.65)	$(6.30)
Weighted average shares outstanding:
Basic	385,074	371,357	379,863	340,647
Diluted	385,074	371,357	379,863	340,647
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Core Scientific, Inc. Fiscal Year 2023 Earnings Release - 8
Core Scientific, Inc. (Debtor-in-Possession)
Segment Results
(in thousands, except percentages)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Hosting Segment
Revenue:
Hosting revenue	$29,760	$42,622	$112,067	$159,688
Equipment sales	—	4,169	—	82,829
Total revenue	29,760	46,791	112,067	242,517
Cost of revenue:
Cost of hosting services	23,058	49,867	$87,245	$169,717
Cost of equipment sales	—	3,121	—	67,114
Total cost of revenue	$23,058	$52,988	$87,245	$236,831
Gross profit (loss)	$6,702	$(6,197)	$24,822	$5,686
Gross margin[1]	23%	(13)%	22%	2%
Mining Segment
Digital asset mining revenue	$112,169	$74,459	$390,333	$397,796
Total revenue	112,169	74,459	390,333	397,796
Cost of revenue	79,571	115,506	291,696	395,082
Gross profit (loss)	$32,598	$(41,047)	$98,637	$2,714
Gross margin[1]	29%	(55)%	25%	1%
Consolidated
Consolidated total revenue	$141,929	$121,250	$502,400	$640,313
Consolidated cost of revenue	$102,629	$168,494	$378,941	$631,913
Consolidated gross profit (loss)	$39,300	$(47,244)	$123,459	$8,400
Consolidated gross margin[1]	28%	(39)%	25%	1%

1 Gross margin is calculated as gross profit as a percentage of total revenue.
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Core Scientific, Inc. Fiscal Year 2023 Earnings Release - 9
Core Scientific, Inc. and Subsidiaries
Non-GAAP Financial Measures
(Unaudited)
Adjusted EBITDA is a non-GAAP financial measure defined as our net income or (loss), adjusted to eliminate the effect of (i) interest income, interest expense, and other income (expense), net; (ii) provision for income taxes; (iii) depreciation and amortization; (iv) stock-based compensation expense; (v) restructuring charges; (vi) Reorganization items, net; (vii) unrealized changes in fair value of derivative instruments; and (viii) certain additional non-cash or non-recurring items, that do not reflect the performance of our ongoing business operations. For additional information, including the reconciliation of net income (loss) to Adjusted EBITDA, please refer to the table below. We believe Adjusted EBITDA is an important measure because it allows management, investors, and our Board of Directors to evaluate and compare our operating results, including our return on capital and operating efficiencies, from period-to-period by making the adjustments described above. In addition, it provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business, as it removes the effect of net interest expense, taxes, certain non-cash items, variable charges, and timing differences. Moreover, we have included Adjusted EBITDA in this earnings release because it is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic and financial planning.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature or because the amount and timing of these items are not related to the current results of our core business operations which renders evaluation of our current performance, comparisons of performance between periods and comparisons of our current performance with our competitors less meaningful. However, you should be aware that when evaluating Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating this measure. Our presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. Further, this non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We compensate for these limitations by relying primarily on GAAP results and using Adjusted EBITDA on a supplemental basis. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. You should review the reconciliation of net loss to Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.
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Core Scientific, Inc. Fiscal Year 2023 Earnings Release - 10
The following table reconciles the non-GAAP financial measure to the most directly comparable U.S. GAAP financial performance measure, which is net loss, for the periods presented (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022[1,2]
Reconciliation of Net loss to Adjusted EBITDA	(Unaudited)
Net loss	$(195,693)	$(434,847)	$(246,487)	$(2,146,318)
Adjustments:
Interest expense, net	83,921	22,092	86,238	96,826
Income tax expense (benefit)	336	(21,489)	683	(17,091)
Depreciation and amortization	31,203	68,715	96,003	225,259
Amortization of operating lease right-of-use assets	(261)	410	442	834
(Gain) loss on debt extinguishment	1,070	287	(20,065)	287
Stock-based compensation expense[3]	17,478	16,346	58,892	182,894
Fair value adjustment on derivative warrant liabilities	—	(4,952)	—	(37,937)
Fair value adjustment on convertible notes	—	—	—	186,853
Impairment of goodwill and other intangibles	—	—	—	1,059,265
Impairment of property, plant and equipment	—	531,414	—	590,673
Losses on exchange or disposal of property, plant and equipment	1,442	14,968	1,956	28,025
Gain on sale of intangible assets	—	—	—	(5,904)
Cash restructuring charges	—	—	—	1,320
Reorganization items, net	112,852	(197,405)	191,122	(197,405)
Fair value adjustment on acquired vendor liability	—	—	—	9,498
Equity line of credit expenses	—	237	—	1,668
Unrealized change in fair value of derivative instruments	2,262	—	2,262	—
Other non-operating (income) expenses, net	1,448	235	(2,530)	5,232
Other items	1,474	10,300	1,474	5,276
Adjusted EBITDA	$57,532	$6,311	$169,990	$(10,745)
1 Certain prior year amounts have been reclassified for consistency with the current year presentation.
2 Previously, the Company had held the bitcoin it earned as an investment for long-term appreciation. This strategy was outside our primary operations and the results of impairments and realized gains and losses had been excluded from adjusted EBITDA. With our current strategy of monetizing our bitcoin revenue soon after earning it and changes in accounting standards, Management is no longer excluding these amounts from its Adjusted EBITDA.
3 Includes $1.0 million of stock-based compensation that was provided in severance as part of restructuring charges incurred during the year ended December 31, 2022.

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Core Scientific, Inc. Fiscal Year 2023 Earnings Release - 11
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CONTACTS

Investors:
ir@corescientific.com

Media:
press@corescientific.com
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